Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Urologix, Inc. of our report dated November 8, 2011 relating to the Statements of Assets Acquired at April 29, 2011 and April 30, 2010 and Statements of Revenues and Direct Expenses for the fiscal years ended April 29, 2011 and April 30, 2010 of the Prostiva business, a product line of Medtronic, Inc., which appears in Urologix, Inc.'s Current Report on Form 8-K/A filed November 18, 2011.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

May 25, 2012